Exhibit 99.1

GFI Group Inc. Announces Third Quarter 2008 Results;

Implements Restructuring Initiative;

Declares Quarterly Cash Dividend

•                 GAAP Revenues: $243.1 Million; Non-GAAP Revenues: $252.7 Million

•                 GAAP Net Loss: $6.7 Million or $0.06 per Diluted Share, including Pre-tax Charges of $14.5 Million for Desk Closings and Other Restructuring

•                 Non-GAAP Net Income: $20.0 Million or $0.17 per Diluted Share

•                 Board of Directors Declares Quarterly Cash Dividend of $0.05 per Share

New York,  October 30, 2008 – GFI Group Inc. (Nasdaq: GFIG), an inter-dealer brokerage, market data, trading platform and analytical software provider for global cash and derivative markets, today announced financial results for the third quarter and nine months ended September 30, 2008.

Highlights

•                  GFI implemented a restructuring initiative at the end of the third quarter of 2008 that included closing certain under-performing desks worldwide and reducing headcount by approximately 55 employees, mainly brokerage personnel.  This initiative is intended to increase GFI’s flexibility to respond to current financial market challenges and opportunities, and resulted in a pre-tax charge of $14.5 million.

•                  Total revenues for the third quarter of 2008 were $243.1 million and included a pre-tax charge of $9.6 million for losses from unsettled trades directly related to the Lehman Brothers bankruptcy.  Excluding the charge, non-GAAP revenues were $252.7 million for the third quarter of 2008.  In the third quarter of 2007 total GAAP and non-GAAP revenues were $254.7 million.  After taking into account the related reduction in compensation expenses, the adjusted net after-tax impact of the Lehman related losses was approximately $3.9 million.

•                  Brokerage revenues for the third quarter of 2008 were 8% lower than the third quarter of 2007.  Equity product revenues increased by 18% and commodity product revenues increased by 5% compared to the third quarter of 2007, but were offset by decreases of 32% and 8% in credit and financial product revenues, respectively.  On a non-GAAP basis, credit product revenues were down 21% and total brokerage revenues were down 4% in the third quarter of 2008 from the same period in 2007.

•                  Compensation and employee benefits expense, including the costs related to the restructuring initiative and adjustments to bonus and deferred compensation expense, was 72.6% of total revenues in the third quarter of 2008 compared with 62.4% in the third quarter of 2007.  On a non-GAAP basis, compensation and employee benefits expense as a percentage of revenues was 62.9% in the third quarter of 2008 compared with 62.4% in the third quarter of 2007.

•                  Non-compensation expense as a percentage of revenues was 31.8% for the third quarter of 2008 compared with 20.9% in the third quarter of 2007.  Non-compensation expenses in the third quarter of 2008 included $7.8 million in costs related to the Company’s abandonment of and move from its previous New York office, a $3.1 million write-off of an investment in an unconsolidated affiliate and $1.8 million of expenses related to discontinued merger discussions. On a non-GAAP basis, non-compensation expense as a percentage of revenues was 24.6% in the third quarter of 2008 compared with 19.8% in the third quarter of 2007.

•                  The Company incurred a net loss for the third quarter of 2008 of $6.7 million, or a net loss of $0.06 per diluted share.  This compares with net income of $25.9 million, or $0.22 per diluted share, in the third quarter of 2007.  On a non-GAAP basis, the Company had net income for the third quarter of

2008 of $20.0 million, or $0.17 per diluted share, compared with $27.6 million, or $0.23 per diluted share, for the third quarter of 2007.

Michael Gooch, Chairman and Chief Executive Officer of GFI, commented: “The disruptions in the financial markets in the third quarter of 2008 presented both challenges and opportunities to GFI and continue to do so today.

“The monthly performance of our brokerage revenues is indicative of our dramatically changing operating environment in the third quarter, with our July brokerage revenues flat compared to July 2007, August brokerage revenues down 29% year over year and September brokerage revenues up 23% compared to 2007, on a non-GAAP basis.

“The net result was that our total non-GAAP third quarter brokerage revenues were only slightly lower than their level in the third quarter of 2007, which was a record at the time.  However, they did not reach our forecast of 5% to 7% growth.

“Given the heightened volatility in global equity markets, it is not surprising that our equity product revenues, including cash equities and equity derivatives revenues, experienced the strongest growth in the third quarter, increasing 18% over the third quarter of 2007.  We also recorded a 5% increase in commodity product revenues year over year.

“These increases in equity and commodity revenues were offset by a 21% decline in credit product revenues over the prior third quarter on a non-GAAP basis.  This decline was due partly to the defection of a number of our New York credit brokers to a competitor in the second quarter, to decreased activity in certain structured credit products due to deleveraging and to thinner trading in the more complex structured credit markets in which we are a leading inter-dealer broker.  Despite this decline in revenues for the quarter, September credit product revenues were up 41% year-over-year on a non-GAAP basis. Financial product revenues were down 8% from the third quarter of 2007 on lower volumes in various interest rate derivative products in the quarter.

“Since the end of the third quarter, the markets in which we operate have continued to experience heightened volatility, further consolidation amongst the dealers and accelerated deleveraging by hedge funds.  Our 21-year operating history has given us valuable experience in dealing with major market disruptions affecting our business and we have implemented a cost restructuring initiative to give us the necessary flexibility to respond to evolving market conditions.  This initiative entails the closure of certain under-performing brokerage desks and a reduction in headcount of approximately 55. We have also taken a pre-tax charge of $9.6 million for unsettled trades directly related to the Lehman Brothers bankruptcy. After taking into account the related reduction in compensation expenses, the adjusted net after-tax impact of the unsettled Lehman Brothers trades was approximately $3.9 million.  As a result of these and other items, we recorded a GAAP net loss for the quarter.

“I believe that our restructuring initiative, in combination with the strength we derive from our balanced and diverse revenue streams, geographic scope, deep experience and recent acquisition of Trayport Limited, will enable us to confront difficult short-term market forces and seize upon opportunities when OTC derivatives markets stabilize.

“We are mindful of the recent proposals for regulation of the credit derivatives market in the U.S. and Europe and support effective regulation that will encourage greater transparency and automation of the market. We have one of the most widely-used electronic trading platforms for credit derivatives in Europe and have been a leader in efforts to launch a centralized OTC clearing platform as both an investor and Board member of The Clearing Corp.  The recently announced acquisition of The Clearing Corp by Intercontinental Exchange (ICE) is an understanding between ICE and The Clearing Corp to form a New York Fed regulated Bank and open clearing facility for CDS called IceTrust in which GFI will be a participant. It is likely that other clearing mechanisms will also evolve for CDS in the European market where trading is far more automated and transparent than in the U.S., and GFI will certainly work with these clearing solutions. As a leading, independent electronic alternative trading system provider for CDS, GFI welcomes competition and transparency in the clearing of OTC credit derivatives. If exchange-listed credit futures develop, GFI intends to list those products for execution alongside OTC credit derivatives products on Creditmatch®, our ATS.

“Based on our results thus far in the fourth quarter, we believe our brokerage revenues will be approximately 4% to 7% below their level in the fourth quarter of 2007, while total revenues should be 1% to 4% below total revenues for the same quarter of last year.”  Naturally, this decline takes into consideration lost revenue from discontinued desks.

Mr. Gooch concluded: “We have better positioned our Company to face current challenges as well as future opportunities.  We are also pleased to report that the Board has declared a cash dividend of $0.05 per share for the quarter.”

Revenues

For the third quarter of 2008, total revenues decreased 5% to $243.1 million compared with $254.7 million in the third quarter of 2007.  Non-GAAP revenues for the third quarter of 2008 were $252.7 million, as adjusted for the $9.6 million pre-tax charge for unsettled trades directly related to the Lehman Brothers bankruptcy.

Brokerage revenues declined 8% to $226.4 million in the third quarter of 2008 from the third quarter of 2007. On a non-GAAP basis, brokerage revenues declined 4% during the quarter from the same period last year. An 18% increase in equity product revenues and a 5% increase in commodity product revenues were offset by a 32% decrease in credit product revenues and an 8% decline in financial product revenues, all compared to the third quarter of 2007.   On a non-GAAP basis, the decline in credit product revenues for the third quarter was 21% compared with the same period in 2007.

Revenues from analytics, software, trading platform and data products for the third quarter of 2008 increased nearly three-fold to $14.0 million from $4.9 million in the same period of 2007 and included an $8.2 million contribution from Trayport Limited, acquired by the Company on January 31, 2008.

By geographic region, third quarter 2008 brokerage revenue decreased 3% in Europe, 14% in North America and 5% in Asia-Pacific compared with the third quarter of 2007.  On a non-GAAP basis, brokerage revenues increased 5% in Europe.

Expenses

For the third quarter of 2008, compensation and employee benefit expense was $176.5 million, or 72.6% of total revenues, and included $20.9 million related to the restructuring initiative and an adjustment to deferred compensation expense.  On a non-GAAP basis, compensation and employee benefit expense was $159.0 million, or 62.9% of total revenues.  For the third quarter of 2007, compensation and employee benefit expense was $158.8 million, or 62.4% of total revenues.

Non-compensation expense for the third quarter of 2008 was $77.3 million or 31.8% of total revenues, and included $7.8 million in costs related to the Company’s abandonment of and move from its previous New York office, a write-off of $3.1 million in an unconsolidated affiliate, and $1.8 million of expenses related to discontinued merger discussions, among other items detailed below.  On a non-GAAP basis, non-compensation expense for the third quarter of 2008 was $62.3 million or 24.6% of total revenues.  In the third quarter of 2007, non-compensation expense was $53.2 million or 20.9% of total revenues under GAAP, and $50.4 million or 19.8% of total revenues on a non-GAAP basis.

The effective tax rate at the end of the third quarter of 2008 was 36.5% versus 39.3% for the same period in 2007.

Earnings

On a GAAP basis, the Company incurred a net loss for the third quarter of 2008 of $6.7 million, or a net loss of $0.06 per diluted share, compared with net income of $25.9 million, or $0.22 per diluted share, in the third quarter of 2007.  On a non-GAAP basis, net income for the third quarter of 2008 was $20.0 million, or $0.17 per diluted share, compared with $27.6 million or $0.23 for the third quarter of 2007.  Per share amounts for the third quarter of 2007 have been adjusted to reflect the Company’s 4-for-1 stock split effective March 31, 2008.

Nine-Month Results

On a GAAP basis, total revenues for the nine months ended September 30, 2008 increased 13% for the nine months ended September 30, 2008 to $819.3 million compared with revenues of $723.2 million for the first nine months of 2007.  Net income for the nine months ended September 30, 2008 decreased 24% to $52.9 million, or $0.44 per diluted share, compared with net income of $69.7 million, or $0.59 per diluted share, for the first nine months of 2007.  On a non-GAAP basis, revenues for the first nine months of 2008 increased 15% to $828.9 million and net income increased 13% to $84.0 million, or $0.70 per diluted share, compared with non-GAAP revenues of $723.2 million and net income of $74.3 million, or $0.63 per diluted share, for the first nine months of 2007.

Non-GAAP Financial Measures

To supplement GFI’s unaudited financial statements presented in accordance with GAAP, the Company uses certain non-GAAP measures of financial performance.  The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies.  In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.  The non-GAAP financial measures used by GFI include non-GAAP revenues, non-GAAP net income and non-GAAP diluted earnings per share.  These non-GAAP financial measures currently exclude amortization of acquired intangibles and certain other items that management views as non-operating or non-recurring from the Company’s statement of income as detailed below.

In addition, GFI may consider whether other significant non-operating or non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.  The non-GAAP financial measures also take into account income tax adjustments with respect to the excluded items.

GFI believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook.  GFI’s management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods.

In addition to the reasons stated above, which are generally applicable to each of the items GFI excludes from its non-GAAP financial measures, the Company believes it is appropriate to exclude amortization of acquired intangibles because when analyzing the operating performance of an acquired business, GFI’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any charges for allocations made for accounting purposes.  Further, because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of acquired intangible assets on its financial results.  GFI believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

Set forth below is specific detail regarding items excluded in our non-GAAP financial measures.  A reconciliation of the non-GAAP to GAAP figures follows this press release.

In the third quarter of 2008, the difference between GAAP and non-GAAP revenues was $9.6 million and the difference between the GAAP net loss and non-GAAP net income was $26.7 million and reflected for non-GAAP purposes:

•                  The exclusion from revenues of a $9.6 million charge for unsettled trades directly related to the Lehman Brothers bankruptcy;

•                  The exclusion of $1.4 million of amortization on all acquired intangible assets;

•                  The exclusion of $1.8 million in expenses related to discontinued merger discussions;

•                  The exclusion of items related to the relocation of the Company’s New York offices to larger premises completed in third quarter of 2008, including:

•                  $0.8 million of duplicate rent expense, and

•                  $7.8 million of costs related to the abandonment of and move from our previous headquarters;

•                  The exclusion of $3.5 million of reduced compensation expenses related to the Lehman Brothers bankruptcy;

•                  The exclusion of $20.9 million related to the Company’s restructuring initiatives, including:

•                  $14.5 million for costs related to desk closings and other restructuring charges, and

•                  $6.4 million adjustment related to deferred compensation expense;

•                  The exclusion of a $3.1 million write-off of an investment in an unconsolidated affiliate; and

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $15.3 million.

For the nine months ended September 30, 2008, the difference between GAAP and non-GAAP revenues was $9.6 million and the difference between GAAP and non-GAAP net income was $31.1 million and reflected for non-GAAP purposes:

•                  The exclusion from revenues of a $9.6 million charge for unsettled trades directly related to the Lehman Brothers bankruptcy;

•                  The exclusion of $3.9 million of amortization on all acquired intangible assets;

•                  The exclusion of $1.8 million in expenses related to discontinued merger discussions;

•                  The exclusion of items related to the relocation of the Company’s New York offices to larger premises completed in third quarter of 2008, including:

•                  $2.5 million of duplicate rent expense,

•                  $2.7 million of accelerated depreciation expense related to assets to be abandoned, and

•                  $7.8 million of costs related to the abandonment of and move from our previous headquarters

•                  The exclusion of $3.5 million of reduced compensation expenses related to the Lehman Brothers bankruptcy;

•                  The exclusion of $20.9 million related to the Company’s restructuring initiatives, including:

•                  $14.5 million for costs relating to desk closings and other restructuring charges, and

•                  $6.4 million adjustment related to deferred compensation expense;

•                  The exclusion of a $3.1 million write-off of an investment in an unconsolidated affiliate; and

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $17.9 million.

In the third quarter of 2007, there was no difference between GAAP and non-GAAP revenues.  The difference between GAAP and non-GAAP net income was $1.7 million and reflected for non-GAAP purposes:

•                  The exclusion of $0.8 million of amortization on all acquired intangible assets;

•                  The exclusion of items related to the planned relocation of the Company’s New York offices to larger premises, including:

•                  $0.8 million of duplicate rent expense, and

•                  $1.1 million of accelerated depreciation expense related to assets to be abandoned; and

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $1.1 million.

For the nine months ended September 30, 2007 there was no difference between GAAP and non-GAAP revenues.  The difference between GAAP and non-GAAP net income for the period was $4.7 million and reflected for non-GAAP purposes:

•                  The exclusion of $2.7 million of amortization on all acquired intangible assets;

•                  The exclusion of $0.8 million of payroll-related taxes in the UK on the exercise of stock options by a former Company executive in connection with his departure from the Company;

•                  The exclusion of items related to the planned relocation of the Company’s New York offices, including:

•                  $1.6 million accrual for lease termination costs,

•                  $1.1 million of duplicate rent expense, and

•                  $1.5 million of accelerated depreciation expense related to assets to be abandoned; and

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $3.0 million.

Dividend Declaration

The Board of Directors of GFI Group has declared a quarterly cash dividend of $0.05 per share payable on November 28, 2008 to shareholders of record on November 14, 2008.

Conference Call

GFI has scheduled an investor conference call at 8:30 a.m. (Eastern Time) on Friday, October 31, 2008 to review its third quarter 2008 financial results and business outlook. Those wishing to listen to the live conference call via telephone should dial 866-510-0707 in North America, passcode 92855740 and +1 617-597-5376 in Europe, same passcode. A live audio web cast of the conference call will be available on the Investor Relations section of GFI’s Web site. For web cast registration information, please visit the Investor Relations page at http://www.gfigroup.com.  Following the conference call, an archived recording will be available at the same site.

Supplementary Financial Information

GFI Group has posted details of its historical monthly brokerage revenues on the Investor Relations page of its web site under the heading Supplementary Financial Information. The Company currently plans to post this information quarterly in conjunction with its announcement of earnings, but does not undertake a responsibility to continue to provide or update such information.

About GFI Group Inc.

GFI Group Inc. (http://www.GFIgroup.com) is a leading inter-dealer broker specializing in over-the-counter derivatives products and related securities. GFI Group Inc. provides brokerage services, market data, trading platform and analytics software products to institutional clients in markets for a range of credit, financial, equity and commodity instruments.

Headquartered in New York, GFI was founded in 1987 and employs more than 1,700 people with additional offices in London, Paris, Hong Kong, Seoul, Tokyo, Singapore, Sydney, Cape Town, Dubai, Tel Aviv, Calgary, Englewood (NJ) and Sugar Land (TX).  GFI provides services and products to over 2,200 institutional clients, including leading investment and commercial banks, corporations, insurance companies and hedge funds. Its brands include GFI™, GFInet®, CreditMatch®, GFI ForexMatch™, EnergyMatch®, FENICS®, Starsupply®, Amerex®, and Trayport®.

Forward-looking statements

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: acquisitions by us of businesses or technologies; economic, political and market factors affecting trading volumes, securities prices or demand for the Company’s brokerage services; competition from current and new competitors; the Company’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; the Company’s ability to identify and develop new products and markets; changes in laws and regulations governing the Company’s business and operations or permissible activities; the Company’s ability to manage its international operations; financial difficulties experienced by the Company’s customers or key participants in the markets in which the Company focuses its brokerage services; the Company’s ability to keep up with technological changes; and uncertainties relating to litigation.  Further information about factors that could affect the Company’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission.  The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
GFI Group Inc.	Comm-Partners LLC
Christopher Giancarlo	June Filingeri
Executive Vice President - Corporate Development	203-972-0186
212-968-2992	junefil@optonline.net
investorinfo@gfigroup.com

Chris Ann Casaburri
Investor Relations Manager
212-968-4167
chris.casaburri@gfigroup.com

Media Contact:
GFI Group Inc.
Alan Bright
Public Relations Manager
011-44-20-7877-8049
alan.bright@gfigroup.co.uk

-     FINANCIAL TABLES FOLLOW –

=IR=

GFI Group Inc. and Subsidiaries

Consolidated Statements of Income (unaudited)

(In thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
REVENUES:
Brokerage revenues:
Agency commissions	$182,591	$198,405	$613,754	$562,396
Principal transactions	43,771	46,467	156,397	136,888
Total brokerage revenues	226,362	244,872	770,151	699,284
Software, analytics and market data	14,034	4,855	38,450	14,672
Contract revenue	—	11	58	215
Interest income	2,187	2,589	6,948	6,988
Other income	555	2,416	3,660	2,023
Total revenues	243,138	254,743	819,267	723,182

EXPENSES:
Compensation and employee benefits	176,462	158,845	528,390	453,827
Communications and market data	12,640	11,329	35,565	33,084
Travel and promotion	11,845	9,929	36,859	28,935
Rent and occupancy	14,969	6,439	28,342	17,529
Depreciation and amortization	7,192	6,747	23,563	17,694
Professional fees	7,756	4,459	20,119	12,360
Clearing fees	12,026	8,063	33,714	22,532
Interest	3,508	1,703	10,341	5,554
Other expenses	7,317	4,574	19,023	16,132
Contract costs	—	6	22	133
Total expenses	253,715	212,094	735,938	607,780

(LOSS) INCOME BEFORE (BENEFIT) PROVISION FOR INCOME TAXES	(10,577)	42,649	83,329	115,402

(BENEFIT) PROVISION FOR INCOME TAXES	(3,861)	16,746	30,415	45,752

NET (LOSS) INCOME	$(6,716)	$25,903	$52,914	$69,650

Basic (loss) earnings per share	$(0.06)	$0.22	$0.45	$0.60
Diluted (loss) earnings per share	$(0.06)	$0.22	$0.44	$0.59

Weighted average shares outstanding - basic	118,039,998	117,340,915	117,812,412	116,286,863

Weighted average shares outstanding - diluted	118,039,998	119,616,287	119,382,347	118,927,077

GFI Group Inc. and Subsidiaries

Consolidated Statement of Operations

As a Percentage of Total Revenues

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
REVENUES:
Brokerage revenues:
Agency commissions	75.1%	77.9%	74.9%	77.8%
Principal transactions	18.0%	18.2%	19.1%	18.9%
Total brokerage revenues	93.1%	96.1%	94.0%	96.7%
Software, analytics and market data	5.8%	1.9%	4.7%	2.0%
Contract revenue	0.0%	0.0%	0.0%	0.0%
Interest income	0.9%	1.0%	0.8%	1.0%
Other income/(loss)	0.2%	0.9%	0.4%	0.3%
Total revenues	100.0%	100.0%	100.0%	100.0%

EXPENSES:
Compensation and employee benefits	72.6%	62.4%	64.5%	62.8%
Communications and market data	5.2%	4.4%	4.3%	4.6%
Travel and promotion	4.9%	3.9%	4.5%	4.0%
Rent and occupancy	6.2%	2.5%	3.5%	2.4%
Depreciation and amortization	3.0%	2.6%	2.9%	2.4%
Professional fees	3.2%	1.8%	2.5%	1.7%
Clearing fees	4.9%	3.2%	4.1%	3.1%
Interest	1.4%	0.7%	1.3%	0.8%
Other expenses	3.0%	1.8%	2.3%	2.2%
Contract costs	0.0%	0.0%	0.0%	0.0%
Total expenses	104.4%	83.3%	89.8%	84.0%

(LOSS) INCOME BEFORE (BENEFIT) PROVISION FOR INCOME TAXES	-4.4%	16.7%	10.2%	16.1%

(BENEFIT) PROVISION FOR INCOME TAXES	-1.6%	6.6%	3.7%	6.3%

NET (LOSS) INCOME	-2.8%	10.2%	6.5%	9.6%

GFI Group Inc. and Subsidiaries

Selected Financial Data (unaudited)

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Brokerage Revenues by Product Categories:
Credit	$60,029	$87,845	$246,999	$245,092
Financial	45,542	49,298	143,884	140,164
Equity	69,941	59,155	218,293	168,822
Commodity	50,850	48,574	160,975	145,206

Total brokerage revenues	$226,362	$244,872	$770,151	$699,284

Brokerage Revenues by Geographic Region:
North America	$86,677	$100,703	$297,208	$305,921
Europe	117,612	121,060	397,467	331,212
Asia-Pacific	22,073	23,109	75,476	62,151

Total brokerage revenues	$226,362	$244,872	$770,151	$699,284

	September 30,	December 31,
	2008	2007

Consolidated Statement of Financial Condition Data:
Cash and cash equivalents	$349,137	$240,393
Total assets (1)	1,464,424	975,814
Total debt, including current portion	223,716	55,291
Stockholders’ equity	482,373	452,193

Selected Statistical Data:
Brokerage personnel headcount (2)	1,082	1,037
Employees	1,802	1,599
Broker productivity for the period (3)	$211	$226

(1)

Total assets include receivables from brokers, dealers and clearing organizations of $489.1 million and $317.8 million at September 30, 2008 and December 31, 2007, respectively. These receivables primarily represent securities transactions entered into in connection with our matched principal business which have not settled as of their stated settlement dates. These receivables are substantially offset by corresponding payables to brokers, dealers and clearing organizations for these unsettled transactions.

(2)	Brokerage personnel headcount includes brokers, trainees and clerks.

(3)	Broker productivity is calculated as brokerage revenues divided by average monthly brokerage personnel headcount for the quarter.

GFI Group Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

(In thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

GAAP revenues	$243,138	$254,743	$819,267	$723,182
Net charge related to Lehman unsettled trades (a)	9,586	—	9,586	—
Total Revenues	$252,724	$254,743	$828,853	$723,182

GAAP expenses	253,715	212,094	735,938	607,780
Non-operating adjustments:
Amortization of intangibles	(1,378)	(817)	(3,909)	(2,658)
Tax on former executive stock option exercise	—	—	—	(840)
Discontinued merger discussion costs	(1,832)	—	(1,832)	—
Desk closings and other restructuring	(14,541)	—	(14,541)	—
Adjustment related to deferred compensation expense	(6,408)	—	(6,408)	—
Duplicate rent	(849)	(849)	(2,547)	(1,071)
Accelerated depreciation on 100 Wall Street	—	(1,131)	(2,730)	(1,508)
Lease termination on 100 Wall Street	—	—	—	(1,591)
Abandonment of 100 Wall Street	(7,830)	—	(7,830)	—
Reduction in compensation related to Lehman	3,469	—	3,469	—
Write-off investment in unconsolidated affiliate	(3,071)	—	(3,071)	—
Total Non-GAAP adjustments (a)	(32,440)	(2,797)	(39,399)	(7,668)
Non-GAAP operating expenses	221,275	209,297	696,539	600,112

GAAP (loss) income before income tax (benefit) provision	(10,577)	42,649	83,329	115,402
Sum of Non-GAAP items = (a)	42,026	2,797	48,985	7,668
Non-GAAP income before tax provision	31,449	45,446	132,314	123,070

GAAP income tax (benefit) provision	(3,861)	16,746	30,415	45,752

Income tax impact on Non-GAAP items (b)	15,339	1,109	17,856	2,969
Non-GAAP income tax provision	11,478	17,855	48,271	48,721

GAAP net (loss) income	(6,716)	25,903	52,914	69,650

Sum of Non- GAAP adjustments [ (a) - (b) ]	26,687	1,688	31,129	4,699
Non-GAAP net income	$19,971	$27,591	$84,043	$74,349

GAAP basic net (loss) income per share	$(0.06)	$0.22	$0.45	$0.60
Basic non-operating income per share	0.23	0.02	0.26	0.04
Non-GAAP basic net income per share	$0.17	$0.24	$0.71	$0.64

GAAP diluted net (loss) income per share	$(0.06)	$0.22	$0.44	$0.59
Diluted non-operating income per share	0.23	0.01	0.26	0.04
Non-GAAP diluted net income per share	$0.17	$0.23	$0.70	$0.63

Weighted average Non-GAAP shares outstanding - basic	118,039,998	117,340,915	117,812,412	116,286,863

Weighted average Non-GAAP shares outstanding - diluted	118,903,953	119,616,287	119,382,347	118,927,077